FOR IMMEDIATE RELEASE

Edward Smolyansky Files Preliminary Proxy Statement toward Achieving Further Board Change and a New Beginning for Lifeway Foods, Inc. (NASDAQ: LWAY)

Dissident Urges Shareholders to Vote the GREEN Universal Proxy Card for Nominees.

CHICAGO, IL — November 26, 2025 — Edward Smolyansky today announced that he has filed a Preliminary Proxy Statement (PREN14A) with the U.S. Securities and Exchange Commission in connection with the upcoming 2025 Annual Meeting of Shareholders of Lifeway Foods, Inc. (NASDAQ: LWAY). The filing continues the effort toward comprehensive board change to finally end the long-running governance failures, value destruction, and entrenched leadership practices that have plagued the Company at the expense of its shareholders.

The action seeks to replace those legacy directors most responsible for the prior board’s lack of accountability and deference to management, thereby paving a clear path for a new independent Board toward long-term value creation for the Company. The proxy statement seeks support for two highly qualified director nominees — George Sent and Edward Smolyansky — as well as a non-binding shareholder proposal requesting the formation of a new Board committee composed exclusively of independent directors appointed or elected after September 30, 2025. According to the filing, this committee would be tasked with conducting reviews of Lifeway’s executive leadership, strategic plan, and strategic alternatives.

Mr. Smolyansky believes the December 2025 Annual Meeting is a pivotal moment for Lifeway’s long-term viability. Shareholders are presented with a clear choice: partial entrenchment or the establishment of a new, truly independent board accountable for meaningful oversight and implementing credible governance practices. Mr. Smolyansky highlights the Board’s continued dysfunction and reluctance to serve shareholders effectively by pointing out that as of this press release, the Company has yet to disclose the completion of its previously announced commitment to appoint two new Independent Board Members, or to disclose a definitive meeting date for the upcoming 2025 Annual Meeting.

“Lifeway’s shareholders deserve an independent, transparent and accountable board of directors,” said Edward Smolyansky. “The pattern of governance failures outlined in our preliminary proxy statement, including the mishandling of the Danone proposal, insider-driven decisions and entrenchment tactics, has damaged shareholder value and destabilized the Company. Our nominees bring independence, experience, integrity and the institutional knowledge required to restore confidence and guide Lifeway forward. I encourage all shareholders to review our filing and vote the GREEN card to support meaningful change.”

Shareholders Urged to Vote the GREEN Universal Proxy Card

For more information and to contact the shareholder group,  follow Edward Smolyansky on LinkedIn.

Important Information

This communication is not a request for a proxy to vote on any matter. Any written solicitation of a proxy by Mr. Smolyansky will be made through a definitive proxy statement (the "Shareholder Proxy Statement"). Lifeway shareholders are urged to read the Shareholder Proxy Statement, including any amendments or supplements thereto, and any other soliciting materials, when they become available as they will contain important information. Shareholders may obtain, free of charge, copies of the Shareholder Proxy Statement when it becomes available at sec.gov.

Participants in the Solicitation

Mr. Smolyansky has notified the Company of his intent to nominate himself and George Sent for election as directors of Lifeway at the 2025 Annual Meeting. Each of them may be deemed to be a participant in any solicitation of proxies by Mr. Smolyansky.  Lifeway shareholders can find information regarding Mr. Smolyansky and Mr. Sent, and their respective direct or indirect interests, by security holdings or otherwise, in the Schedule 13D/A filed by Mr. Smolyansky with the SEC on November 18, 2025, Annex I to the preliminary proxy statement filed by Mr. Smolyansky with the Securities and Exchange Commission (the “SEC”) on November 24, 2025, the Shareholder Proxy Statement, when it becomes available, and in Mr. Smolyansky’s other filings with the SEC, all of which information is incorporated herein by reference.